Schedule 14A

(Rule 14A-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Filed by a Party other than the Registrant    ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Wachovia Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2005

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 19, 2005, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

We are again pleased to offer record holders of common stock (those who hold shares directly registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson

Chairman, President and Chief Executive Officer

Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288

Wachovia Corporation

301 South College Street, Charlotte, North Carolina 28288

NOTICE OF ANNUAL MEETING

TO BE HELD ON APRIL 19, 2005

March 14, 2005

The Annual Meeting of Stockholders will be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 19, 2005, at 9:30 a.m., to consider the following:

•	A Wachovia proposal to elect the eight nominees named in the attached proxy statement as directors, six nominees to serve as Class I directors with terms expiring at the 2008 Annual Meeting of Stockholders, one nominee to serve as a Class II director with a term expiring at the 2006 Annual Meeting of Stockholders, and one nominee to serve as a Class III director with a term expiring at the 2007 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.

•	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2005.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 16, 2005, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

Mark C. Treanor

Secretary

Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy card is solicited on behalf of the board of directors in connection with the Annual Meeting of Stockholders to be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 19, 2005, at 9:30 a.m., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

This proxy statement, the enclosed proxy card and Wachovia’s 2004 Annual Report to Stockholders are being first mailed to our stockholders on or about March 14, 2005.

The merger of Wachovia Corporation (“Legacy Wachovia”) and First Union Corporation (“Legacy First Union”) was effective September 1, 2001. Legacy First Union changed its name to “Wachovia Corporation” on the date of the merger. As the surviving corporate entity in the merger, information contained in this proxy statement, unless indicated otherwise, includes information about Legacy First Union only. Whenever we use the “Wachovia” name in this proxy statement, we mean the combined company and, before the merger, Legacy First Union, unless indicated otherwise.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia common stock as of the close of business on the record date, February 16, 2005. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 16, 2005, 1,585,511,981 shares of Wachovia common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name, including those held through our direct registration service. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as applicable law may require.

How Do I Vote

You have four voting options:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone through the number shown on your proxy card;

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your Wachovia shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are two proposals that will be presented for your consideration at the meeting:

•	Electing eight directors; and

•	Ratifying the appointment of KPMG LLP as Wachovia’s auditors for 2005.

The two proposals have been submitted on behalf of Wachovia’s board of directors. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the time voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or “street name”, you should contact your bank, broker or other nominee regarding the revocation of proxies or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as described above. At the meeting, both proposals 1 and 2 are deemed “routine” which means that the nominee can vote your shares on those proposals if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting, the maximum number of directors to be elected is eight. Shares not voted, whether by marking “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD” authority as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

A majority of votes cast at the meeting is required to approve proposal 2. Abstentions will not be counted as votes cast for proposal 2.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors; and

•	“FOR” ratifying KPMG LLP as our auditors.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2005.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $20,000, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

Electronic Delivery of Proxy Materials

You can also access Wachovia’s proxy statement and 2004 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com under the tab “Inside Wachovia—Investor Relations”. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect for next year’s stockholders’ meeting unless you revoke it prior to the meeting by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206.

A copy of our 2004 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.    ELECTION OF DIRECTORS

General Information and Nominees

Wachovia’s board of directors is divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the size of the board, but the total number of directors cannot be fewer than nine or more than 30. For purposes of the meeting, the number of directors is fixed at 18, with six directors in Class I, six directors in Class II, and six directors in Class III.

The terms of the directors serving in Class I will expire at the meeting and the terms of the directors serving in Classes II and III will expire at the 2006 and 2007 annual meetings of stockholders, respectively.

John D. Baker, II, Peter C. Browning, Donald M. James, Van L. Richey, G. Kennedy Thompson and John C. Whitaker, Jr. are being nominated to serve as directors in Class I with terms expiring at the 2008 annual meeting of stockholders. Wallace D. Malone, Jr. is being nominated to serve as a director in Class II with a term expiring at the 2006 annual meeting of stockholders. Robert J. Brown is being nominated to serve as a director in Class III with a term expiring at the 2007 annual meeting of stockholders.

Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be deferred when deemed appropriate. In the case of Mr. Brown, who has reached the age of 70, the board considered Mr. Brown’s extensive experience with Wachovia and his current work on the board’s Management Resources & Compensation Committee and has determined that it is appropriate to defer his retirement.

Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the six nominees named below as Class I directors of Wachovia with terms expiring at the 2008 annual meeting of stockholders, “FOR” the election of the one nominee named below as a Class II director of Wachovia with a term expiring at the 2006 annual meeting of stockholders, and “FOR” the election of the one nominee named below as a Class III director of Wachovia with a term expiring at the 2007 annual meeting of stockholders.

All of the nominees are currently directors. Listed below are the names of the eight nominees to serve as directors and the ten incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which they were first elected a director of Wachovia (including service as a director of Legacy Wachovia or Legacy First Union).

NOMINEES FOR ELECTION AS CLASS I DIRECTORS—TERMS EXPIRING IN 2008

JOHN D. BAKER, II (56). President and Chief Executive Officer, Florida Rock Industries, Inc., Jacksonville, Florida, a heavy building materials company. Director, Florida Rock Industries, Inc., Hughes Supply, Inc. and Patriot Transportation Holding, Inc. A director since 2001.

PETER C. BROWNING (63). Non-Executive Chairman of Nucor Corporation, Charlotte, North Carolina, a steel products manufacturing company, since September 2000, and Dean, McColl Graduate School of Business, Queens University of Charlotte, Charlotte, North Carolina, since March 2002. Previously, President and Chief Executive Officer of Sonoco Products Company prior to July 2000. Director, Acuity Brands Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation and The Phoenix Companies, Inc. A director since 1997.

DONALD M. JAMES (56). Chairman and Chief Executive Officer, Vulcan Materials Company, Birmingham, Alabama, a construction materials and chemicals company. Director, Protective Life Corporation, The Southern Company and Vulcan Materials Company. A director since 2004.

VAN L. RICHEY (55). President and Chief Executive Officer, American Cast Iron Pipe Company, Birmingham, Alabama, a manufacturer of products for the waterworks, capital goods and energy industries. A director since 2004.

G. KENNEDY THOMPSON (54). Chairman (since February 2003), President (since December 1999) and Chief Executive Officer (since April 2000), Wachovia Corporation. Previously, Chairman, March 2001 to September 2001, and Vice Chairman, prior to December 1999, of Wachovia. Director, Florida Rock Industries, Inc. and Wachovia Preferred Funding Corp. A director since 1999.

JOHN C. WHITAKER, JR. (67). Chairman of the Board and Chief Executive Officer, Inmar, Inc., Winston-Salem, North Carolina, an information services company. A director since 1996.

NOMINEE FOR ELECTION AS A CLASS II DIRECTOR—TERM EXPIRING IN 2006

WALLACE D. MALONE, JR. (68). Vice Chairman, Wachovia Corporation, Charlotte, North Carolina, since November 2004. Previously, Chairman, President and Chief Executive Officer, SouthTrust Corporation, prior to November 2004. A director since 2004.

NOMINEE FOR ELECTION AS A CLASS III DIRECTOR—TERM EXPIRING IN 2007

ROBERT J. BROWN (70). Chairman and Chief Executive Officer, B&C Associates, Inc., High Point, North Carolina, a public relations and management consulting firm. Director, aaiPharma, Inc., AutoNation, Inc., Duke Energy Corporation and Sonoco Products Company. A director since 1993.

INCUMBENT CLASS II DIRECTORS—TERMS EXPIRING IN 2006

WILLIAM H. GOODWIN, JR. (64). Chairman and President, CCA Industries, Inc., Richmond, Virginia, a diversified holding company. Also, Chairman, Chief Executive Officer and Chief Operating Officer of The Riverstone Group, LLC, Richmond, Virginia, a diversified holding company. A director since 1993.

ROBERT A. INGRAM (62). Vice Chairman Pharmaceuticals, of GlaxoSmithKline, Research Triangle Park, North Carolina, a pharmaceutical research and development company, since January 2003. Also, Chairman of the Board, OSI Pharmaceuticals, Inc., Melville, New York, a biotechnology company, since January 2003. Previously, Chief Operating Officer and President, Pharmaceutical Operations, of GlaxoSmithKline plc, (December 2000 to January 2003), Chief Executive Officer of Glaxo Wellcome plc (prior to December 2000), and Chief Executive Officer and President (prior to January 1999) and Chairman (prior to January 2001) of Glaxo Wellcome Inc. Director, Allergan, Inc., Edwards Lifesciences Corporation, Lowe’s Companies, Inc., Misys plc, Nortel Networks Corporation, OSI Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. A director since 1997.

MACKEY J. MCDONALD (58). Chairman, President and Chief Executive Officer, VF Corporation, Greensboro, North Carolina, an apparel manufacturer. Director, Hershey Foods Corporation, Tyco International LTD. and VF Corporation. A director since 1997.

LLOYD U. NOLAND, III (61). Chairman, President and Chief Executive Officer of Noland Company, Newport News, Virginia, a wholesale distributor of plumbing, heating, air conditioning and industrial/electrical products. Director, Noland Company. A director since 1997.

RUTH G. SHAW (57). President (since March 2003) and Chief Executive Officer (since October 2004), Duke Power Company, a business unit of Duke Energy Corporation, an energy company, Charlotte, North Carolina. Previously, Executive Vice President and Chief Administrative Officer, Duke Energy Corporation, prior to March 2003. Director, MedCath Corporation. A director since 1990.

INCUMBENT CLASS III DIRECTORS—TERMS EXPIRING IN 2007

JAMES S. BALLOUN (66). Private Investor, Atlanta, Georgia. Previously, Chairman and Chief Executive Officer, Acuity Brands Inc., Atlanta, Georgia, a manufacturer and distributor of lighting fixtures and chemical cleaning products and formerly part of National Service Industries, Inc., from November 2001 to September 2004, President of Acuity Brands, Inc. from November 2001 to January 2004, and Chairman, President and Chief Executive Officer, National Service Industries, Inc., prior to November 2001. Director, Georgia-Pacific Corporation and Radiant Systems, Inc. A director since 1997.

JOHN T. CASTEEN, III (61). President of the University of Virginia, Charlottesville, Virginia. A director since 1997.

JOSEPH NEUBAUER (63). Chairman and Chief Executive Officer, ARAMARK Corporation, Philadelphia, Pennsylvania, a service management company, since September 2004. Previously, Executive Chairman of the Board, from January 2004 to September 2004, and Chairman and Chief Executive Officer of ARAMARK Corporation, prior to January 2004. Director, ARAMARK Corporation, CIGNA Corporation, Federated Department Stores, Inc. and Verizon Communications, Inc. A director since 1996.

LANTY L. SMITH (62). Chairman, Soles Brower Smith & Co., Greensboro, North Carolina, an investment and merchant banking firm. Also, Chairman, Precision Fabrics Group, Inc., Greensboro, North Carolina, a manufacturer of high technology specification textile products. A director since 1987.

DONA DAVIS YOUNG (51). Chairman (since April 2003), President (since November 2000) and Chief Executive Officer (since January 2003) of The Phoenix Companies, Inc., Hartford, Connecticut, a provider of wealth management products and services, and its subsidiary Phoenix Life Insurance Company. Previously, Chief Operating Officer (February 2001 to January 2003) of The Phoenix Companies, Inc., President (since February 2000) and Chief Operating Officer (since February 2001) of Phoenix Life Insurance Company, and Executive Vice President—Individual Insurance and General Counsel prior to February 2000. Director, Foot Locker, Inc. and The Phoenix Companies, Inc. A director since 2000.

Board Matters

Wachovia’s business is managed under the direction and oversight of the board of directors. The board appoints Wachovia’s Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Wachovia’s business. The board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in good faith and in what each director reasonably believes to be in the best interests of Wachovia.

Committee Structure

The board has established various committees to assist the board in fulfilling its responsibilities. These committees currently consist of

•	the Executive Committee,

•	the Risk Committee,

•	the Management Resources & Compensation Committee,

•	the Corporate Governance & Nominating Committee, and

•	the Audit Committee.

Subject to applicable law and regulatory requirements, the board may establish additional or different committees from time to time.

The board has adopted written charters for each of the above committees, and copies of these charters are available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Board Committee Composition”, and are available in print to any stockholder who requests them by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. The following is additional information regarding each of the board’s existing committees:

Executive Committee.    The Executive Committee held no meetings in 2004. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by applicable law. The Executive Committee is not expected to meet frequently, if at all, and its primary function would be to consider matters that require immediate attention. The following directors are the current members of the Committee: Smith (Chair), Browning, Goodwin, Ingram, Neubauer, Thompson and Whitaker.

Risk Committee.    The Risk Committee (formerly named the Credit & Finance Committee) held 6 meetings in 2004. The primary responsibilities of the Risk Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to liquidity, interest rate, credit, market and operational risk. The following directors are the current members of the Committee: Young (Chair), Baker, Browning, Goodwin, James, Richey and Whitaker.

Management Resources & Compensation Committee.    The Management Resources & Compensation Committee (the “Compensation Committee”) held 7 meetings in 2004. The Compensation Committee assists the board by reviewing, establishing or making recommendations to the board, as applicable, regarding employee compensation, administering various employee benefit plans, acting as the executive compensation committee, evaluating management resources, including regarding succession planning, monitoring compliance of our employment and personnel policies and studying the compensation of directors and recommending changes when appropriate. The following directors are the current members of the Compensation Committee: Shaw (Chair), Brown, Ingram, and McDonald. The board has determined that all of the members of the Compensation Committee are independent under the NYSE Corporate Governance Listing Standards, which we refer to as the NYSE rules, and the board’s Director Independence Standards described below.

Corporate Governance & Nominating Committee.    The Corporate Governance & Nominating Committee held 5 meetings in 2004. The Committee assists the board and management in establishing and maintaining effective corporate governance practices and procedures, identifies individuals qualified to become board members, and recommends to the board the individuals for nomination as members of the board and its committees. The following directors are the current members of the Committee: Ingram (Chair), Browning, Goodwin, McDonald, Neubauer, and Smith. The board has determined that all of the members of the Corporate Governance & Nominating Committee are independent under the NYSE rules and the board’s Director Independence Standards.

Audit Committee.    The Audit Committee (formerly named the Audit & Compliance Committee) held 13 meetings and several other conferences in 2004. The Committee’s principal responsibilities are described below under the heading “Audit Committee Report” and include assisting the board in overseeing Wachovia’s financial reporting process. Attached to this document as Appendix A is a copy of the Audit Committee’s charter. The following directors are the current members of the Committee: Neubauer (Chair), Balloun, Casteen, Noland and Smith. The board has determined that all of the members of the Audit Committee are independent under the NYSE rules, the board’s Director Independence Standards, and applicable SEC rules and regulations. The board also has determined that at least one member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Neubauer, the Chair of the Committee, as the audit committee financial expert.

In addition, the board maintained a Merger Integration & Technology Committee for part of 2004. The Merger Integration & Technology Committee held 2 meetings in 2004. Upon its dissolution, the members of that committee were assigned to other board committees. The duties of the Merger Integration & Technology Committee were integrated into the remaining board committees upon its dissolution.

Meetings and Attendance.

The board held 8 meetings in 2004. In 2004, all of the directors attended at least 75% of the meetings of the board and the committees on which they served, except for Mr. McDonald due to business conflicts, and Mr. James due to weather-related travel delays prior to his first committee meeting in December 2004 after his election following the SouthTrust merger.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Wachovia has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. The board has focused on continuing to build upon Wachovia’s strong corporate governance practices, and over the years Wachovia has adopted various corporate governance enhancements. For example, during the past few years the board has:

•	designated a lead independent director;

•	reduced the size of the board from 27 members in 1999 to 18 members in 2005;

•	increased reliance on stock-based compensation for senior management and the board; and

•	adopted stock ownership guidelines for executive officers and the board.

In April 2003, the board formally adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines, which reflect many of the matters mentioned above. The Corporate Governance Guidelines are not intended to be a static statement of Wachovia’s policies, principles and guidelines, but are subject to continual assessment and refinement as the board may determine advisable or necessary in view of the best interests of Wachovia and its stockholders. A copy of the board’s Corporate Governance Guidelines is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Corporate Governance Guidelines”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Highlights of portions of the Corporate Governance Guidelines, as well as some of Wachovia’s other corporate governance policies, practices and procedures are described below.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of directors who are independent under the NYSE rules, as determined by the board in its business judgment. As described below, the board has determined that 14 of the board’s 18 directors, or approximately 78%, are independent directors within the meaning of the Director Independence Standards adopted by the board, the NYSE rules and the applicable SEC rules and regulations.

The NYSE rules provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia (either directly or as a partner, stockholder or officer of an organization that has a relationship with Wachovia). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the Director Independence Standards to assist the board in determining whether a director has a material relationship with Wachovia. The Director Independence Standards, which should be read together with the NYSE rules, are attached to this document as Appendix B and are also available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Director Independence”.

In February 2005, the board, with the assistance of the Corporate Governance & Nominating Committee, conducted an evaluation of director independence, based on the Director Independence Standards, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated banking, commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Wachovia and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors”.

As a result of this evaluation, the board affirmatively determined that each of Mr. Balloun, Mr. Brown, Mr. Browning, Mr. Casteen, Mr. Goodwin, Mr. Ingram, Mr. James, Mr. McDonald, Mr. Neubauer, Mr. Noland, Dr. Shaw, Mr. Smith, Mr. Whitaker, and Ms. Young is an independent director under the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations. In connection with the evaluation, the board considered that in addition to Wachovia providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to Wachovia in the ordinary course of business. In particular, the board considered the following relationships:

•	Mr. Neubauer is the chief executive officer and the beneficial owner of approximately 35% of the voting securities of ARAMARK Corporation, a publicly traded service management company, and in 2004, ARAMARK provided food and vending services to Wachovia;

•	Mr. Goodwin is the chief executive officer of The Riverstone Group, LLC, an owner and operator of, among other things, resort and hospitality properties, which is owned by members of Mr. Goodwin’s immediate family. The Riverstone Group, LLC provided certain hotel, restaurant and meeting services to Wachovia in 2004; and

•	Mr. Smith is a director and owns approximately 33% of the voting interests of The Greenwood Group, Inc, a Manpower staffing services franchisee, and in 2004, The Greenwood Group provided contract-staffing services to Wachovia.

The amounts paid by Wachovia to each of the above entities did not approach the 2% of consolidated gross revenue threshold contained in the Director Independence Standards and the NYSE rules, and in each case the amounts involved were less than 0.3% of the consolidated gross revenue of the entity. The board determined pursuant to the Director Independence Standards that these transactions were not material to Wachovia or the other entity and that none of the above directors had a material interest in the transactions with these companies. The board also considered that a brother-in-law of Mr. James is a partner in Bradley Arant Rose & White LLP, a large law firm, which in the past has provided legal services to SouthTrust Corporation, including in connection with the SouthTrust/Wachovia merger, and provides legal services to Wachovia following the merger. In 2004, following completion of the merger, Wachovia made payments to the law firm for legal services primarily performed by the firm for SouthTrust prior to the merger. In determining that this is not a material relationship involving Mr. James the board considered that these payments represented approximately 1% of the law firm’s consolidated annual gross revenues and Mr. James’ brother-in-law was not directly involved in providing legal services to SouthTrust or Wachovia. In addition, the board considered that the brother of Mr. Whitaker is an employee of Wachovia Bank, National Association. The board determined that this relationship is not material pursuant to the Director Independence Standards because Mr. Whitaker’s brother is not an executive officer of Wachovia and his compensation and benefits were established in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions. In addition, Mr. Whitaker’s brother’s compensation is 100% derived from sales-based commissions, using criteria applicable to all employees in comparable positions. The board also considered that some Wachovia directors were directors, but not officers or significant equity owners, of entities that are customers of Wachovia or otherwise do business with, or received charitable contributions from, Wachovia, but determined pursuant to the Director Independence Standards that these relationships did not impair the independence of those directors.

The board determined that each of Mr. Thompson, the Chairman, President and Chief Executive Officer of Wachovia, and Mr. Malone, the Vice Chairman of Wachovia, is not independent because they are Wachovia employees. In addition, the board determined that Mr. Baker is not independent because Mr. Baker is an executive officer of Florida Rock Industries, Inc. and Mr. Thompson served as a member of Florida Rock’s compensation committee until October 2002. The board determined that Mr. Richey is not independent because Mr. Richey is an executive officer of American Cast Iron Pipe Company and Mr. Malone served as a member of American Cast Iron Pipe’s compensation committee until December 2004. See “Compensation Committee Interlocks and Insider Participation”.

Lead Independent Director

The board has long recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director in 2000. As provided in the Corporate Governance Guidelines, the independent directors elect the lead independent director, and in February 2005, the independent directors elected Mr. Smith to continue in his role as the board’s lead independent director. The duties and responsibilities of the lead independent director include the following:

•	assisting the Chairman of the Board with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and the Chairman of the Board;

•	presiding at any meetings of the non-employee directors or independent directors or at any meetings of the board at which the Chairman of the Board is not present; and

•	any other duties or responsibilities that may be requested by the independent directors or the Chairman of the Board, including, as the lead independent director deems appropriate, calling any meetings of the non-employee directors or independent directors or meeting with any of Wachovia’s executive officers, stockholders or other constituents.

Executive Sessions

The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions (no management or directors who are also members of management present) at least three times each year. The lead independent director, Mr. Smith, presides at the executive sessions. Three such executive sessions were held in 2004. The Corporate Governance Guidelines also provide that the independent directors may meet in executive sessions from time to time, and that the board will meet in executive session with the Chief Executive Officer at least two times each year to discuss strategic or other key issues regarding Wachovia, and may contact the Chief Executive Officer at any other time to discuss Wachovia’s business.

Director Nomination Process

The Corporate Governance & Nominating Committee is responsible for identifying individuals qualified to become board members and for recommending to the board the individuals for nomination as members of the board. In furtherance of the board’s Corporate Governance Guidelines, the Corporate Governance & Nominating Committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Corporate Governance & Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also takes into consideration the board’s policies outlined in its Corporate Governance Guidelines, including those relating to the board’s retirement policy, the ability of directors to devote adequate time to board and committee matters, and the board’s belief that a substantial majority of the board should consist of independent directors. When the Corporate Governance & Nominating Committee is considering current board members for nomination for reelection, the Committee also considers prior board and committee contributions and performance, as well as meeting attendance records.

The Corporate Governance & Nominating Committee may seek the input of the other members of the board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. Each of Messrs. James, Malone and Richey, who are standing for election by Wachovia stockholders for the first time at the meeting, are former directors of SouthTrust Corporation who were agreed to by SouthTrust and Wachovia and appointed to the board following the merger in November 2004 as required by the terms of the merger agreement between SouthTrust and Wachovia. In addition to serving on the board of Vulcan Materials Company where he is also the Chief Executive Officer, Mr. James currently serves on three other public company boards. Mr. James has informed Wachovia that he intends to resign from one of the outside boards by the first annual meeting of such boards in 2006, bringing the number of his outside board memberships to two.

The Corporate Governance & Nominating Committee will consider recommendations by Wachovia stockholders of qualified director candidates for possible nomination by the board. Stockholders may recommend qualified director candidates by writing to Wachovia’s Corporate Secretary, at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance & Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by stockholders.

In addition, Wachovia’s bylaws contain specific conditions under which persons may be nominated directly by stockholders for election as directors at an annual meeting of stockholders. The provisions include the condition that stockholders comply with the advance notice time frame requirements described under “Other Stockholder Matters.”

Communications with Directors

The board has established a process for stockholders and other interested parties to communicate directly with the lead independent director or with the non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including the board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Wachovia Audit Committee

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

Annual Meeting Policy

Directors are expected to attend Wachovia’s annual meeting of stockholders. In furtherance of this policy, Wachovia’s board usually holds one of its regularly scheduled board meetings on the same day as the annual stockholders’ meeting. In 2004, all but two members of the board attended the annual meeting of stockholders.

Code of Conduct & Ethics

Wachovia has had a written code of conduct for many years. The code, which applies to Wachovia’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website.

Stock Ownership Requirements

Our board has adopted a common stock ownership policy for members of the board and our executive officers. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. In addition, all of these executives are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $60,000. These ownership levels will be calculated annually and executive officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s interest with those of stockholders. See also “Security Ownership of Management”.

Compensation of Directors

Our non-employee directors receive a quarterly retainer. In 2004, this quarterly retainer was $15,000. If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended. In 2004, the Chair of each committee received a quarterly fee of $2,500, except the Chair of the Audit Committee, who receives a quarterly fee of $5,000. In addition, each director was credited in 2004 under the Deferred Compensation Plan for Non-Employee Directors, which is described below, a quarterly amount equal to $32,500, in the director’s common stock equivalent deferred account. Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors’ fees. Directors’ fees totaling $2,799,500 were either paid to the directors in 2004 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors.

Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees. Deferred amounts are payable in cash after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee. In 2004, 14 directors deferred $2,562,200 of their 2004 directors’ fees. Deferred fees may either earn interest or be valued based on the market value of Wachovia common stock, at the director’s option.

Directors having their deferred fees valued based on the market value of Wachovia common stock are investing in common stock equivalents. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account were actually invested in the stock. As of February 16, 2005, a total of 16 directors had an aggregate of $20,991,469 in their common stock equivalent deferred accounts, which would equate to an aggregate of approximately 384,882 shares of Wachovia common stock based on the market value of Wachovia common stock on that date. These common stock equivalent amounts include common stock equivalents credited to directors under predecessor companies’ deferred compensation plans. Common stock equivalents do not have voting rights.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia’s independent auditors;

•	the performance of Wachovia’s internal auditors and the independent auditors; and

•	Wachovia’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia’s financial statements and its overall financial reporting process and, with the assistance of Wachovia’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of

Wachovia’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing management’s assessment of the effectiveness of internal control over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. Management has represented, and the independent auditors have confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the board that the audited financial statements be included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the SEC.

JOSEPH NEUBAUER, Chair

JAMES S. BALLOUN

JOHN T. CASTEEN, III

LLOYD U. NOLAND, III

LANTY L. SMITH

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 16, 2005, by each nominee for director, each incumbent director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), by all directors, nominees and executive officers as a group totals approximately 1.24% of the outstanding common stock as of February 16, 2005.

Name of Individual	Common Stock (2)
John D. Baker, II (1)	44,943
James S. Balloun (1)	19,680
Robert J. Brown	19,202
Peter C. Browning (1)	20,488
David M. Carroll (3)	1,043,111
John T. Casteen, III	20,812
Stephen E. Cummings (1)(3)	353,660
William H. Goodwin, Jr.	1,098,249
Robert A. Ingram	29,707
Donald M. James (3)	20,616
Benjamin P. Jenkins, III (1)(3)	1,365,296
Robert P. Kelly (3)	691,148
Wallace D. Malone, Jr. (3)	8,462,768
Mackey J. McDonald	32,430
Donald A. McMullen, Jr. (3)	1,157,307
Joseph Neubauer	37,882
Lloyd U. Noland, III (1)	207,118
Van L. Richey (3)	18,291
Ruth G. Shaw (1)	33,232
Lanty L. Smith	110,812
G. Kennedy Thompson (1)(3)	3,051,036
John C. Whitaker, Jr.	41,336
Dona Davis Young (1)	23,012
All directors, Named Officers and executive officers as a group (28 persons)	20,109,248

(1)	The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 16, 2005, except for the following shares over which the directors, nominees and named executive officers share voting and/or investment power: Mr. Baker: 11,630 shares; Mr. Balloun: 2,015 shares; Mr. Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Mr. Jenkins: 29,500 shares; Mr. Noland: 30,000 shares; Dr. Shaw: 700 shares; Mr. Thompson: 36,507 shares; and Ms. Young: 6,374 shares.
(2)	The amounts reported include the number of units of common stock equivalents held by directors, as of February 16, 2005, under deferred compensation arrangements as follows: Mr. Baker: 12,984 units; Mr. Balloun: 12,164 units; Mr. Brown: 17,214 units; Mr. Browning: 16,585 units; Mr. Casteen: 14,903 units; Mr. Goodwin: 42,249 units; Mr. Ingram: 25,307 units; Mr. James: 910 units; Mr. McDonald: 30,000 units; Mr. Neubauer: 29,554 units; Mr. Noland: 27,118 units; Mr. Richey: 910 units; Dr. Shaw: 31,532 units; Mr. Smith: 77,812 units; Mr. Whitaker: 29,003 units; Ms. Young: 16,638 units; and all directors as a group: 384,883 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. In addition, Ms. Young owns 2,000 shares of Wachovia Dividend Equalization Preferred shares as of February 16, 2005, which securities do not have voting rights at the meeting. See “Corporate Governance Policies and Practices—Compensation of Directors”.

(3)	Included in the shares set forth above are the following shares held under certain of Wachovia’s employee benefit plans, including options exercisable on February 16, 2005, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Carroll: 931,724 shares; Mr. Cummings: 193,186 shares; Mr. James: 2,670 shares; Mr. Jenkins: 1,157,706 shares; Mr. Kelly: 571,578 shares; Mr. Malone: 4,794,412 shares; Mr. McMullen: 1,085,190 shares; Mr. Richey: 2,670 shares; Mr. Thompson: 2,544,802 shares; and members of the group (including the foregoing): 13,481,513 shares. Non-employee directors are not eligible to participate in any of Wachovia’s stock option or other employee benefit plans. Messrs. James and Richey were granted options pursuant to SouthTrust’s stock option plans, which Wachovia assumed in the merger.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date.

According to Form 13F filings with the SEC, the following were the five largest beneficial owners of our common stock as of December 31, 2004, together with the approximate percentage ownership as of such date:

Barclays Bank, plc	4.2%
FMR Corp.	3.9
State Street Corporation	3.1
AXA	2.4
Deutsche Bank	2.2

Executive Compensation

The following information relates to compensation paid or payable to (i) the current Chief Executive Officer (“CEO”), (ii) the four other most highly compensated executive officers who were serving as such at December 31, 2004, and (iii) one former executive officer who was not serving as such on such date and who otherwise would have been among the four highest paid (the current CEO and those five other executive officers, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions on December 31, 2004 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)), and (C) the Black-Scholes grant date value of the stock options shown in column (g) as presented in the “Option/SAR Grants” table (column (h)); (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (i)); and (vi) the total compensation amount representing the sum of columns (c), (d), (e), (f), (h), and (i) (column (j)).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)		Restricted Stock Awards ($) (3)	Securities Underlying Options/SARs		All Other Compensation ($) (5)	Total Compensation ($) (6)
							(#)	($) (4)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
G. Kennedy Thompson Chairman, President and CEO	2004 2003 2002	1,000,000 1,000,000 1,000,000	7,000,000 5,250,000 3,750,000	195,744 177,252 111,603		5,051,522 3,142,773 2,832,662	419,048 593,724 678,120	4,710,100 6,388,470 8,435,813	96,640 177,014 191,264	18,071,800 16,151,383 16,337,664

Benjamin P. Jenkins, III Senior Executive Vice President and President—General Bank	2004 2003 2002	650,000 625,000 625,000	3,700,000 3,200,000 2,000,000	72,488 65,466 73,644		1,894,366 1,257,124 991,430	157,143 237,490 237,342	1,766,287 2,555,392 2,952,534	113,114 120,492 149,835	8,222,259 7,846,848 6,815,812

David M. Carroll Senior Executive Vice President and President—Capital Management	2004 2003 2002	600,000 600,000 475,000	2,250,000 1,750,000 1,125,000	53,931 54,956 104,977		1,157,685 785,693 495,715	96,032 148,431 118,671	1,079,400 1,597,118 1,476,267	52,587 43,814 34,702	5,206,022 4,842,558 3,723,246

Robert P. Kelly Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	550,000 500,000 500,000	2,500,000 2,000,000 1,175,000	169,387 84,165 51,208		2,104,846 879,979 708,175	104,762 166,243 169,530	1,177,525 1,788,775 2,108,953	43,923 40,418 33,220	6,560,423 5,306,428 4,590,202

Stephen E. Cummings Senior Executive Vice President and Head of Corporate & Investment Bank	2004 2003 2002	400,000 400,000 400,000	3,600,000 3,400,000 800,000	54,698 — 3,144,402	(7)	736,725 471,431 354,088	61,112 89,059 84,765	686,899 958,275 1,054,477	31,861 31,861 27,283	5,523,985 5,273,801 5,793,062

Donald A. McMullen, Jr. Former Senior Executive Vice President and President—Capital Management	2004 2003 2002	527,083 550,000 550,000	3,000,000 3,000,000 2,585,000	99,980 95,893 64,835		1,052,445 785,693 708,175	87,302 148,431 169,530	981,274 1,597,118 2,108,953	7,765,505 78,039 77,134	13,445,918 6,124,296 6,112,015

(1)	Amounts include dollars deferred by the Named Officers under our deferred compensation plans. Participants in those plans may defer receipt of portions of their salary and/or annual incentive payments into investment accounts. Participants make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s 401(k) savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.

(2)	Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for a Named Officer that exceeded 25% of the Named Officer’s total personal benefits that totaled $50,000 in 2004 were as follows:

	Thompson	Jenkins	Carroll	Kelly	Cummings	McMullen
Expense allowance	$90,000	42,000	42,000	42,000	—	42,000
Amounts paid for supplemental life insurance benefits*	56,850	—	—	99,348	36,587	31,908
Value of financial planning and tax preparation services	20,000	15,000	6,615	15,000	13,955	15,000

Personal usage of corporate aircraft by the Named Officers did not exceed 25% of the Named Officer’s total personal benefits in 2004.

*	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2004 to compensate the applicable executive for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(3)	The aggregate number of shares of restricted stock held as of December 31, 2004, and the value thereof as of such date, were as follows: Thompson: 259,311 shares ($13,639,759); Jenkins: 98,400 shares ($5,175,840); Carroll: 58,473 shares ($3,075,680); Kelly: 84,595 shares ($4,449,697); and Cummings: 35,899 shares ($1,888,287). Upon Mr. McMullen’s retirement in December 2004, all of his restricted stock awards became vested. Shares of restricted stock granted in 2004 were contingent upon Wachovia achieving a 20% return on tangible common equity for 2004. Wachovia met this goal and the restricted shares, except as noted in the next sentence, will vest at a rate of 20% per year over five years. Of the restricted stock granted to Mr. Kelly in 2004, 18,856 shares ($841,920 as of the date of grant) will not vest until he reaches age 62. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of common stock are paid.
(4)	Amounts presented represent the Black-Scholes values for the stock options referenced in column (g) as of the applicable grant date. The values do not take into account stock price appreciation or depreciation from the date of grant. Please see footnote (2) to the “Option/SAR Grants Table” for additional information about these theoretical values.
(5)	Amounts shown for 2004 consist of the following:

	Thompson	Jenkins	Carroll	Kelly	Cummings	McMullen
Savings plan matching contributions	$60,000	39,000	36,000	33,000	24,000	30,175
Value of life insurance premiums*	19,650	28,250	12,209	10,825	7,861	2,473
Value of disability insurance	1,136	3,166	865	—	—	—
Above market interest on deferred compensation	15,854	42,698	3,513	98	—	857
Termination related payments**	—	—	—	—	—	7,732,000

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. Messrs. Thompson, Jenkins and McMullen terminated their respective existing split-dollar life insurance agreements in December 2003. Following such terminations, Wachovia received our interest in the related life insurance policies under those agreements. In lieu of those split-dollar life insurance arrangements, Wachovia will compensate Messrs. Thompson, McMullen, Kelly, and Cummings for the cost of obtaining and maintaining personal supplemental life insurance benefits.
**	Mr. McMullen retired as an employee of Wachovia in December 2004. This amount reflects the payment of $7,689,000 in severance payments in accordance with the terms of his employment agreement and $43,000 in other termination-related payments.

(6)	The Total Compensation amounts represent the sum of the values for each compensation element shown in columns (c), (d), (e), (f), (h) and (i). The Total Compensation amounts also include a value of the benefit attributable to the Named Officers for the applicable year’s compensation and service as calculated under Wachovia’s defined benefit pension plan. The maximum covered compensation that may be considered in the pension plan is $205,000 under federal law. The value of the additional year of service is included as a lump sum value of the benefit payable at age 65 using the actuarial factors of the Wachovia pension plan. As of January 1, 2005 the age of each executive is as follows: Thompson – 54 years; Jenkins – 60 years; Carroll – 47 years; Kelly – 50 years; Cummings – 49 years; and McMullen – 55 years. See also the “Pension Plan and Other Retirement Arrangements Table”. Set forth below are the values of the benefits attributable to the Named Officers for the applicable year’s compensation and services as calculated under Wachovia’s pension plan:

	2004	2003	2002
Thompson	$17,794	15,874	16,322
Jenkins	26,004	23,373	23,368
Carroll	12,419	10,978	11,585
Kelly	14,743	13,091	13,645
Cummings	13,801	12,234	12,813
McMullen	19,630	17,553	17,917

(7)	For the years 1999-2002, Mr. Cummings received retention payments in connection with Legacy First Union’s acquisition of Bowles Hollowell Conner & Co. in 1998. Those retention payments were not made pursuant to any performance incentive compensation plan or arrangement with Mr. Cummings. Mr. Cummings received the final retention payment in connection with that acquisition in 2002.

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options made during 2004 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2004 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

OPTION/SAR GRANTS IN 2004

Name	Number of Securities Underlying Options/ SARS Granted (#)(1)	Individual Grants % of Total Options/ SARs Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Thompson	419,048	2.70%	$44.65	04/19/14	$4,710,100
Jenkins	157,143	1.01	44.65	04/19/14	1,766,287
Carroll	96,032	0.62	44.65	04/19/14	1,079,400
Kelly	104,762	0.67	44.65	04/19/14	1,177,525
Cummings	61,112	0.39	44.65	04/19/14	686,899
McMullen	87,302	0.56	44.65	04/19/14	981,274

(1)	These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted from our 2003 Stock Incentive Plan. In connection with his retirement in December 2004, the options granted to Mr. McMullen in 2004 vested and became exercisable in accordance with their terms.
(2)

The values shown for the options referred to in the table reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (27.00%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (4.46%), and (iv) dividends at the annualized rate in place on the date of grant ($1.60). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing stock options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to exercises of stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2004 and the year-end value of unexercised options and SARs on an aggregated basis for each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (e)).

AGGREGATED OPTION/SAR EXERCISES IN 2004 AND

DECEMBER 31, 2004 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(3)	Number of Securities Underlying Unexercised Options/SARs at 12/31/04 (#)(1)	Value of Unexercised In-the-Money Options/SARs at 12/31/04 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
Thompson	0	$0	2,299,418/1,120,068	$43,886,232/13,841,583
Jenkins	13,200	318,912	1,075,808/426,249	20,601,897/5,288,112
Carroll	24,750	685,553	891,832/254,334	17,276,416/3,143,139
Kelly	0	0	512,568/294,267	9,990,409/3,676,568
Cummings	0	0	164,821/160,615	2,872,369/1,979,761
McMullen	15,532	372,510	1,084,867/0	18,254,775/0

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable. In connection with his retirement in December 2004, all of Mr. McMullen’s outstanding options became exercisable in accordance with their terms.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2004, rounded to the nearest dollar. Options having an exercise price above the market value on that date have an attributed value of zero.
(3)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

As indicated under “Corporate Governance Policies and Practices—Stock Ownership Requirements”, all of the Named Officers are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs, until retirement.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

PENSION PLAN TABLE

Average annual Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated (1)
	15 years	20 years	25 years	30 years	35 years
$ 200,000	$43,723	$58,297	$72,872	$87,446	$102,020
400,000	44,886	59,847	74,809	89,771	104,733
600,000	44,886	59,847	74,809	89,771	104,733
800,000	44,886	59,847	74,809	89,771	104,733
1,000,000	44,886	59,847	74,809	89,771	104,733
1,200,000	44,886	59,847	74,809	89,771	104,733

(1)	For the year ending December 31, 2004, federal law limits the annual retirement benefit payable under our pension plan to $165,000 and the maximum covered compensation is limited to $205,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by our pension plan includes basic compensation. The portions of compensation that are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2005, the credited full years of service under our pension plan were as follows: Thompson: 29 years; Jenkins: 32 years; Carroll: 23 years; Kelly: 4 years; and Cummings: 6 years. Mr. McMullen was no longer an employee of Wachovia on such date.

None of the Named Officers have a supplemental retirement arrangement with Wachovia.

Employment Contracts

G. Kennedy Thompson.    In November 1999, we entered into an employment agreement with G. Kennedy Thompson, the current Chairman, CEO and President of Wachovia. The employment agreement was amended in February 2002. The employment agreement has an employment period of three years, consistent with the employment agreements of other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if we terminate his employment for reasons other than “cause”, death, disability or retirement or he terminates his employment for “good reason”, then Mr. Thompson will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by Mr. Thompson if his employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments to him under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes.

Other Employment Agreements.    We have also entered into employment agreements with Messrs. Jenkins, Carroll, Kelly, and Cummings and certain other executive officers that contain terms substantially similar to our employment agreement with Mr. Thompson.

Donald A. McMullen, Jr.    Mr. McMullen entered into an employment agreement with Legacy First Union in November 1999. Following the merger with Legacy Wachovia in September 2001, certain changes to Mr. McMullen’s duties would have entitled him to terminate employment with Wachovia for “good reason” under his employment agreement. As an inducement to retaining Mr. McMullen’s services, Wachovia entered into a new employment agreement with Mr. McMullen in May 2002, which provided for substantially the same terms and conditions as his previous agreement except that it allowed Mr. McMullen to terminate employment with Wachovia for any reason during the periods beginning September 1 and ending September 30 in 2002, 2003 and 2004. Mr. McMullen exercised his termination right on September 30, 2004. In connection therewith, Mr. McMullen became entitled to receive the same amount of benefits that he would have received if he had terminated employment with Wachovia following the merger and the changes to his duties, which included, among other things, a cash payment equal to $7,689,000. In addition, the non-competition provision of Mr. McMullen’s agreement does not apply to his termination of employment.

Wallace D. Malone, Jr.    Wallace D. Malone, Jr., Wachovia’s Vice Chairman and a director since the November 1, 2004 completion of our merger with SouthTrust Corporation, was previously Chairman and Chief Executive Officer of SouthTrust. In October 1984, SouthTrust entered into an employment agreement with Mr. Malone, providing for the employment of Mr. Malone in a capacity at least equal to the capacity in which he was then serving for an initial term commencing as of October 19, 1984 and ending on December 31, 1992, subject to being automatically renewed for an additional period of one year, so that the term of employment under the employment agreement will always be at least five years. Because Mr. Malone’s duties changed following the merger (as he is no longer the chief executive officer), Wachovia believes Mr. Malone would have a basis under the employment agreement to terminate his employment for “good reason” and receive the payments described in this section. If Mr. Malone elects to terminate his employment with Wachovia for good reason, or if Wachovia terminates his employment for any reason other than death, disability or cause, Mr. Malone will be entitled to receive annual termination payments, based upon his annual base salary as in effect immediately prior to such termination and his highest annual bonus for a specified period prior to such termination (or, if higher, the annual bonus he would have been entitled to receive during the calendar year in which termination occurs if performance up to the termination date were annualized) for a period of five years. Mr. Malone’s highest annual bonus will be calculated, consistent with the meaning of such term established under all other SouthTrust executive employment agreements, by taking into account any bonus amounts paid, amounts paid under certain short-term incentive plans and individual incentive plans, amounts paid under the SouthTrust Cash Profit Sharing Plan, and cash and fair market value of any stock (other than stock received upon exercise of a stock option) under the SouthTrust Long-Term Incentive Plan. If Mr. Malone’s employment is terminated due to his death or disability or for cause, then no further or additional payments or benefits will be due to Mr. Malone under the employment agreement. The employment agreement provides that Mr. Malone’s annual base salary is subject to adjustment by the board of directors as of the end of any calendar year, but that his annual base salary may not be reduced below his annual base salary for the immediately preceding year. Mr. Malone’s annual base salary for 2004 was $1 million, and his annual base salary for 2005 is also $1 million.

The employment agreement further provides that Mr. Malone will be awarded an annual cash bonus pursuant to the applicable Wachovia incentive plan for senior executives. Pursuant to this provision, Mr. Malone will be eligible to receive, beginning in 2005, an annual short-term incentive award in the amount of $3.5 million if target performance is achieved for the year. Target performance is established in accordance with the terms of the Wachovia incentive compensation plan for executive officers, which also provides that a participant may receive a lesser or greater incentive payment if actual performance is within a range of results below or above the established target performance. Therefore, Mr. Malone’s annual short-term incentive payment could be less than or greater than $3.5 million, based on actual performance. Mr. Malone’s employment agreement provides that additional payments will be made to him to reimburse him for any excise taxes that may be owed in the event that payments under his agreement are “excess parachute payments” under the Internal Revenue Code. Mr. Malone’s employment agreement also provides that he will be provided employee benefits at least equal to those provided to him as of January 1996, and, if the company increases the employee benefits provided to its employees, he will be entitled to substantially the same employee benefits provided to employees occupying comparable positions. The agreement further provides that if Mr. Malone is terminated without cause, or if he terminates his employment for good reason or during a limited period following a change of control, he will be permitted to retain any automobile owned by the company that he may be using at that time.

Other Arrangements with respect to Mr. Malone.    We expect that Wachovia will make stock awards to Mr. Malone in April 2005 under Wachovia’s 2003 Stock Incentive Plan having an aggregate economic value of approximately $10 million at the date of grant. A percentage of these stock awards is expected to be in the form of restricted Wachovia common stock and the remainder of the grants is expected to be in the form of stock options, as determined at the discretion of the Compensation Committee in accordance with the policies and procedures in effect at the time of the grant. The economic value of a restricted stock award is calculated by multiplying the number of shares subject to the award by the value of the common stock on the date of grant. The economic value of a stock option award is an illustrative value of what the award may be worth over time based on the number of shares subject to the option grant, the option exercise price (which will be the then-current market price of the common stock) and the Black-Scholes model of option valuation.

Under the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement entered into between Mr. Malone and SouthTrust in February 1998 and amended in July 2004, approximately 632,085 shares of Wachovia common stock (based on the exchange ratio in the SouthTrust—Wachovia merger) are to be paid to Mr. Malone as deferred compensation in consideration of Mr. Malone continuing in his capacity as Chief Executive Officer of SouthTrust from February 1998 through January 31, 2003. The original benefit as of February 1, 1998 under this plan consisted of an obligation on the part of SouthTrust to provide Mr. Malone 200,000 shares of SouthTrust common stock to be adjusted appropriately from time to time to reflect stock splits and to reflect the reinvestment in SouthTrust common stock of any earnings and dividends declared on the common stock. The benefit became fully vested on January 31, 2003, and is payable to Mr. Malone as a one-time payment of all of the shares by March 15 of the year following the year in which his employment ceases. The plan was amended in July 2004 to delete a provision in the original plan that would have accelerated payment of the benefit to Mr. Malone upon a change of control. This deferred benefit would have a market value of approximately $34.5 million based on the February 16, 2005 closing price of Wachovia common stock.

Under the Wallace D. Malone, Jr. Second Nonqualified Deferred Compensation Plan and Agreement entered into between SouthTrust and Mr. Malone in October 2000, Mr. Malone is entitled to receive an annual retirement benefit for life. The benefit equals the present value of the effect of a market competitive annual base salary increase for Mr. Malone, including the effect of such salary increase on Mr. Malone’s participation in the benefit programs sponsored by SouthTrust. The annual benefit payable to Mr. Malone also depends upon the date Mr. Malone’s employment terminates. Wachovia assumed the obligations of this plan in the merger. If Mr. Malone had retired as of December 31, 2004, he would have been entitled to receive the maximum annual benefit of $697,081 per year for the remainder of his life pursuant to this plan. Wachovia has established a non-qualified deferred compensation plan to provide Mr. Malone with a retirement benefit in connection with his continued employment by Wachovia after January 1, 2005.

In addition to a noncontributory, defined pension plan for all employees, SouthTrust maintained several supplemental retirement arrangements on behalf of Mr. Malone and other SouthTrust executive officers. Wachovia assumed the obligations of those arrangements following the merger. Under the pension plan and the supplemental retirement arrangements, we currently estimate that annual payments and benefits that would be payable to Mr. Malone following retirement would equal approximately $4,009,845, assuming he had retired as of December 31, 2004.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Brown, Ingram and McDonald and Dr. Shaw, none of whom is, or has been, an officer or employee of Wachovia. See “Other Matters Relating to Executive Officers and Directors.”

G. Kennedy Thompson serves on the board of Florida Rock Industries, Inc. and served as one of the outside directors on its Compensation Committee from January to October 2002. Mr. Thompson ceased to be a member of that committee in October 2002. John D. Baker, II, a director of Wachovia, serves as President and Chief Executive Officer of Florida Rock Industries, Inc.

Wallace D. Malone, Jr., serves on the board of American Cast Iron Pipe Company and served as one of the outside directors on its compensation committee. Mr. Malone ceased to be a member of that committee in December 2004. Van L. Richey, a director of Wachovia, serves as President and Chief Executive Officer of American Cast Iron Pipe Company. See also “Corporate Governance Policies and Procedures—Director Independence”.

Compensation Committee Report on Executive Compensation

Compensation Committee Responsibilities

Among other things, the Management Resources & Compensation Committee assists our board of directors in fulfilling the board’s responsibilities regarding:

•	Compensation of our executive officers and other senior officers, including oversight of our employee benefit and executive incentive plans, policies, programs and practices;

•	Evaluating the performance of our Chief Executive Officer and our other senior officers;

•	Evaluating and reviewing our management resources, including succession planning and management development activities; and

•	Compensation of directors.

In furtherance of these objectives, the Compensation Committee is responsible, among others, for

•	Approving our corporate compensation philosophy, including overseeing and monitoring our executive compensation policies, plans and programs for our executive officers to ensure that they are consistent with that compensation philosophy and the long-term interests of our stockholders;

•	Annually reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating the CEO’s performance in light of these goals and objectives;

•	Based on the foregoing evaluation, determining and approving the CEO’s compensation;

•	Annually reviewing and approving the compensation, including incentive compensation, for our other executive officers;

•	Reviewing our policies regarding the tax deductibility of compensation paid to our executive officers, including establishing performance goals and certifying that performance goals have been attained;

•	Approving and administering incentive compensation plans, including stock-based plans, applicable to our executive officers, with authority to grant any cash or stock awards, to any executive officer;

•	Reviewing and approving employment agreements, change in control agreements or severance agreements for any of our executive officers;

•	At least annually, in consultation with the board and the CEO, reviewing succession planning and management development activities and strategies regarding the CEO and other members of senior management, and to assess our overall management resources; and

•	At least annually reviewing and evaluating the compensation of the board.

The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The Compensation Committee, in rendering the foregoing duties, relies on the assistance of professionals within our Human Resources Division, outside compensation consultants, legal counsel, and where appropriate, senior management. The Compensation Committee meets in an executive session without management’s presence for part of each scheduled meeting. The current members of the Compensation Committee are: Robert J. Brown, Robert A. Ingram, Mackey J. McDonald and Ruth G. Shaw. None of these individuals is, or has been, an officer or employee of Wachovia.

Compensation Philosophy

As noted above, the Compensation Committee is responsible for determining our overall corporate compensation philosophy. In that regard, the Compensation Committee has established guiding principles for Wachovia’s compensation program that are intended to:

•	Align the interests of senior management with the interests of Wachovia’s stockholders;

•	Attract and retain key talent needed to compete successfully in an intensely competitive environment;

•	Motivate executives with reasonable and competitive total compensation opportunities based on the sustained performance of Wachovia and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary; and

•	Use long-term equity programs based on the performance of Wachovia common stock to further align the interests of senior management with our stockholders.

At least twice a year, the Compensation Committee reviews Wachovia’s executive compensation programs with a nationally recognized executive compensation consultant. This consultant is independent from Wachovia and is engaged by, and reports directly to, the Compensation Committee. These reviews include executive sessions without management present to ensure impartiality. These reviews are intended to assure:

•	Our executive compensation strategy supports our company strategy and corporate compensation philosophy;

•	Our overall compensation package, including the mix of base salary, short-term cash incentives and common stock incentives is competitive; and

•	Our overall program is aligned with stockholder interests.

The senior management compensation program utilizes competitive peer group information to determine base salary, targeted and maximum incentive cash compensation levels and stock award guidelines. Wachovia establishes compensation targets for its senior management at the median of the peer market for base salary, annual cash incentives and stock-based compensation. These peer groups differ for each of the businesses headed by executive and senior officers and generally consist of those comparable financial institutions that compete in the same markets, providing similar financial services and products. The peer groups will change over time and will consist of other major U. S. and global bank holding companies and other selected competitors that will vary depending upon the applicable business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value; therefore, peer groups for compensation purposes will not directly correspond to the broad list of institutions that make up the indices shown on page 31.

Compensation Program

Compensation paid to our executive officers for 2004 consisted primarily of salary, performance-based cash incentives and awards of stock options and restricted stock. The payment of cash incentives and awards of stock options and restricted stock are directly related to corporate and individual performance, as well as business unit performance, where relevant. As employees, our executive officers are eligible to participate in employee benefit programs generally available to our employees. In addition, we compensate our executive officers, including our CEO, with certain benefits that are not generally available to our employee population. In 2004, these benefits included payment of certain expense allowances, the value of supplemental life and/or disability insurance premiums, payment of financial planning fees, use of corporate aircraft for certain travel, and participation in deferred compensation plans. Please refer to the “Summary Compensation Table” for 2004 compensation information regarding these benefits. The Summary Compensation Table has been expanded beyond the legally required disclosure to include a column showing the total value of compensation and benefits earned by each Named Officer for 2004 and prior years in order to provide stockholders with the same comprehensive view of the total remuneration payable to each executive for that year’s performance as that viewed by the Compensation Committee. These compensation and benefits are aligned with our desire to attract and retain superior management talent for the benefit of all Wachovia stockholders and are considered by the Compensation Committee as part of the overall executive compensation package which is reviewed each year to ensure that it is competitive with our peers for the level of performance provided. In early 2005, the Compensation Committee eliminated expense allowances for executive officers and increased base salaries in amounts equal to the discontinued expense allowance. The Compensation Committee also discontinued the practice of providing for reimbursement of expenses associated with joining and maintaining social club memberships in 2005.

Base Salary

Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination are individual performance, the success of each business unit in the individual’s area of responsibility in achieving established profit and business plans, the competitiveness of the executive’s total compensation and Wachovia’s ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase. The Compensation Committee reviews and approves any such salary increases for executive officers, including the CEO. In 2004, two of the Named Officers received a salary increase from 2003 due to market-related adjustments, which are reflected in the “Summary Compensation Table”.

Annual Cash Incentives

Wachovia provides performance-based annual cash incentive awards to our executive officers, including the CEO, under the covered officer incentive component of the stockholder approved 2003 Stock Incentive Plan (the “SIP”). The maximum individual award, including cash incentive and restricted stock awards, under the SIP is limited to 0.5% of Wachovia’s adjusted net income. Funding for the SIP is based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established financial performance goals:

•	If actual performance does not reach a certain threshold level of goal performance, the SIP does not fund;

•	If actual performance reaches a threshold level, the SIP funds at 50% of target;

•	If actual performance reaches the target level, the SIP funds at 100% of target; and

•	If actual performance reaches a superior level, the SIP funds at 200% of target.

For 2004, the Compensation Committee set financial performance goals using cash earnings per share (“cash EPS”) and economic profit (“EP”). These performance goals were established without taking into consideration the SouthTrust merger, which was unknown at the time the goals were set. As a result, and as provided in the SIP, the Compensation Committee removed the impact of the SouthTrust merger from the actual performance results, allowing the Compensation Committee to make meaningful comparisons of the performance goals as contemplated with actual performance results. 2004 was an excellent year for Wachovia and Wachovia’s actual cash EPS and EP results both exceeded the established target performance goals but did not exceed the superior level. As a result, funding for the SIP was above the target level but below the superior level.

Upon funding the SIP, individual awards for our executive officers are targeted to the competitive market median trends. Determination of individual awards is based primarily on financial performance, but includes a subjective assessment of individual performance, as appropriate. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. In addition, the Compensation Committee considers Wachovia’s performance compared to the performance of Wachovia’s peer group in determining the appropriate levels of actual cash incentive awards. As indicated above, Wachovia’s financial performance results exceeded the Compensation Committee’s pre-established performance goals. Upon also considering the subjective measures of individual performance and Wachovia’s performance versus its peers, the Compensation Committee approved the cash incentive award payments to our executive officers, including payments to the Named Officers that are set forth in the “Summary Compensation Table”.

Long-Term Stock-Based Compensation

The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining strong linkage between management objectives and stockholders’ long-term interests by focusing senior management on the creation of long-term stockholder value.

To reinforce the long-term perspective of stock-based compensation and emphasize the relationship between stockholders and senior management, Wachovia implemented stock ownership and share retention guidelines for senior management and for directors as described earlier under “Corporate Governance Policies and Procedures—Stock Ownership Requirements”.

The Compensation Committee determines on an annual basis which executives will receive stock awards as well as the type, size, and restrictions on the awards. The Compensation Committee determines actual stock awards for executives based on the same financial and individual performance review applicable in determining the annual cash incentive award described above. Stock awards are targeted to the median of the competitive market and individual awards reflect the executive’s individual performance against established business objectives. Restricted stock awarded to our executive officers in 2004 was subject to forfeiture unless Wachovia achieved a 20% return on tangible equity. Wachovia met this goal for 2004 by achieving a 26.7% return on tangible equity and these awards are subject to further vesting requirements. The Compensation Committee reviews and approves all stock awards to our executive officers, including our CEO.

Deductibility of Executive Compensation

In April 2003, our stockholders approved the SIP, which was designed to allow Wachovia to deduct cash incentive and restricted stock awards made to the CEO and other covered officers. Section 162(m) of the Internal Revenue Code establishes a $1,000,000 limit on tax-deductible compensation paid to these officers to the extent this compensation is not performance-related. The Compensation Committee’s intention has been to modify our executive compensation plans to minimize the possibility of lost deductions wherever feasible. Under the SIP, awards may be made in the form of cash and restricted stock. These awards will be deductible as long as these incentive awards are linked to achieving financial performance targets and payments do not exceed 0.5% of Wachovia’s adjusted net income.

2004 Compensation for the CEO

The Compensation Committee’s charter authorizes the Compensation Committee to establish our CEO’s compensation. With respect to any incentive compensation payable to the CEO, the Compensation Committee is to consider our corporate performance based on financial measures chosen by the Compensation Committee, relative stockholder return, the value of similar awards to chief executive officers at comparable companies, the awards given to the CEO in past years and such other factors as the Compensation Committee deems appropriate. The CEO’s compensation is based on the same basic factors as described above for other members of senior management. In establishing the base salary, cash incentive awards and stock awards for 2004, the Compensation Committee considered Wachovia’s overall performance. The Compensation Committee believes that Mr. Thompson has continued to provide strong leadership for Wachovia and substantial progress towards stated corporate priorities including revenue growth, customer loyalty, employee engagement, corporate governance, lower operating costs and successful merger integrations. These factors were considered in conjunction with Wachovia’s financial results in relation to its established business plan and in comparison with the performance of peer organizations in determining an appropriate level of compensation. Specifically, Wachovia’s total stockholder return for 2004 was 16.8%, sixth among the top 20 banking companies in the U.S. Mr. Thompson’s 2004 SIP cash incentive award was based on the above considerations and Wachovia’s exceeding the annual target level performance goals as described above in this report under the heading “Annual Cash Incentives”.

The Compensation Committee awarded Mr. Thompson 419,048 non-qualified stock options and 113,136 shares of Wachovia restricted stock in April 2004. The restricted shares were subject to the performance requirement described above under “Long-Term Stock-Based Compensation” and will vest ratably over 5 years from the anniversary of the award. Additional information about these stock awards is included in the “Summary Compensation Table” and the “Option/SAR Grants Table”.

RUTH G. SHAW, Chair

ROBERT J. BROWN

ROBERT A. INGRAM

MACKEY J. MCDONALD

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 1999, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

The S&P 500 and the BKX are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in the indices. The BKX includes the 24 bank holding companies with the largest market capitalizations in the U.S.

	December 31,
	1999	2000	2001	2002	2003	2004
Wachovia	$100.00	90.27	104.90	125.24	164.42	191.48
S&P 500	100.00	90.97	80.19	62.57	80.32	88.94
BKX	100.00	119.78	117.04	104.70	140.10	154.16

Other Matters Relating to Executive Officers and Directors

Our executive officers and directors (including their immediate family members and organizations with which they are affiliated) are customers of ours and, in some cases, have lending relationships with Wachovia’s banking subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services, including retail brokerage, investment banking and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons. See “Corporate Governance Policies and Practices—Director Independence”. The son of Wallace D. Malone, Jr., the Vice Chairman of Wachovia and a director, is a partner in a law firm that has provided legal services to SouthTrust Corporation and its predecessors for over 50 years. SouthTrust paid fees of $131,417 to the firm in 2004. Following the SouthTrust merger in November 2004, Wachovia paid fees of $19,677 to the firm. In the future, the law firm is expected to continue to provide similar legal services to Wachovia.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia common stock and Dividend Equalization Preferred shares and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2004, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements and except for late filings by: each of David M. Carroll (995 shares), Malcolm E. Everett III (696 shares), Benjamin P. Jenkins III (1,092 shares), David M. Julian (153 shares), Alice Lehman (387 shares), Donald A. McMullen, Jr. (1,255 shares), G. Kennedy Thompson (1,553 shares), Mark C. Treanor (768 shares), and Thomas J. Wurtz (387 shares), each a Section 16(a) reporting officer (Mr. Thompson is also a director), relating to the withholding of the number of shares indicated for payment of taxes in connection with a restricted stock award that vested in January 2004 due to a miscommunication with an unaffiliated stock plan vendor; John D. Baker, II, a director, relating to the distribution of 2,149 shares of stock from an investment partnership in which Mr. Baker was an investor; and David M. Julian, a Section 16(a) reporting officer, relating to the sale of 3,000 shares of stock. In each situation noted above, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

PROPOSAL 2.    PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Audit Committee of the board has appointed KPMG LLP as Wachovia’s auditors for the year 2005 and, in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2006.

KPMG LLP were our auditors for the year ended December 31, 2004, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The following table sets forth the professional fees paid to KPMG LLP by Wachovia for professional services rendered for the calendar years 2004 and 2003.

FEES PAID TO INDEPENDENT AUDITORS

	2004	2003
Audit Fees (1)	$12,455,270	9,745,426
Audit-Related Fees (2)	6,695,461	2,093,866
Tax Fees (3)	3,875,400	6,706,148
All Other Fees (4)	1,897,416	2,511,021

Total Fees	$24,923,547	21,056,461

(1)	These are fees paid for professional services rendered for the audit of Wachovia’s annual consolidated financial statements and internal controls, for the reviews of the consolidated financial statements included in Wachovia’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to audits of financial statements of employee benefit plans and certain subsidiaries, internal control reports, and internal control related services.

(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice. For 2004 and 2003, tax fees included tax compliance fees of approximately $2.6 million and $1.3 million, respectively.
(4)	These are fees paid for permissible work performed by KPMG LLP that does not meet the above categories, consisting of risk management services, merger integration assistance, forensic services and business process reviews.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, Wachovia’s management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. All such pre-approvals are then reported to the entire Committee at the next Committee meeting.

In the Matter of KPMG LLP Certain Auditor Independence Issues.    As Wachovia has disclosed in our 2004 Annual Report on Form 10-K, the Securities and Exchange Commission has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002 and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations. The Audit Committee carefully considered all available relevant information about this matter, including during its discussions regarding the auditors’ independence described in the Audit Committee Report on page 15, when making its determination to appoint KPMG LLP as our auditors for 2005.

See also “Proposal 1—Audit Committee Report”.

The board recommends that stockholders vote “FOR” this proposal. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2006 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 14, 2005. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2006 Annual Meeting of Stockholders to be brought before the meeting by a stockholder, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is currently scheduled to be held on April 18, 2006, and to be timely, the notice must not be received any earlier than January 19, 2006 (90 days prior to April 19, 2006, the first anniversary of this year’s annual meeting date), nor any later than February 18, 2006 (60 days prior to April 19, 2006). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 19, 2006, the notice must be received no earlier than the 90th day prior to the 2006 annual meeting and not later than either the 60th day prior to the 2006 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance Policies and Practices—Director Nomination Process” for information regarding stockholder nominations to be considered by the Corporate Governance & Nominating Committee. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

Under North Carolina law, stockholders may not convene a special meeting of stockholders unless provided in the company’s articles of incorporation. At Wachovia’s 2002 annual meeting of stockholders, a Wachovia proposal to amend our articles of incorporation to provide stockholders the ability to convene a special meeting was not approved by stockholders.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report on Executive Compensation”, “Performance Graph”, “Audit Committee Report” and the second paragraph and table under the caption “Security Ownership of Certain Beneficial Owners” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

March 14, 2005

Appendix A

WACHOVIA CORPORATION

AUDIT COMMITTEE CHARTER

I.    Purposes of the Committee

The Audit Committee (the “Committee”) is appointed by the Board of Directors of Wachovia Corporation (together with its subsidiaries, the “Corporation”) to assist the Board of Directors in fulfilling its oversight responsibilities regarding the following:

•	the integrity of the Corporation’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of the Corporation’s external independent auditors (the “Independent Auditors”);

•	the performance of the Corporation’s internal audit function and Independent Auditors;

•	the Corporation’s compliance with legal and regulatory requirements; and

•	such other policies, procedures and activities of the Corporation as may be directed by the Board of Directors.

In addition, the Committee shall prepare any reports or other disclosures that the Committee is required to prepare pursuant to the rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, Inc. (the “NYSE”) for inclusion in the Corporation’s annual proxy statement or other public reports, as applicable.

The Committee shall be directly responsible for the appointment, oversight, compensation, evaluation, and, where appropriate, termination and replacement of the Independent Auditors (subject, if applicable, to stockholder approval in accordance with the Corporation’s practices and any applicable legal requirements). The Independent Auditors shall report directly to the Committee.

While the Committee has the responsibilities and powers set forth in this Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management, with the assistance of the Corporation’s internal audit department (“Internal Audit”), is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The Independent Auditors are responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements, and other procedures. In fulfilling their responsibilities set forth herein, it is recognized that members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession. Moreover, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

II.    Membership of Audit Committee

The Committee shall be comprised of a minimum of three (3) directors. Each of the members of the Committee shall be “independent” under the applicable requirements of the NYSE and SEC, including any additional requirements for audit committee members, as interpreted by the Board of Directors in its business judgment. In addition, each of the members of the Committee shall be “financially literate,” and at least one member of the Committee shall have “accounting or related financial management expertise,” as determined by the Board of Directors in its business judgment. Members of the Committee shall be appointed by the Board of Directors, based on the recommendations of the Corporate Governance & Nominating Committee of

the Board of Directors, and shall serve for such term or terms as the Board of Directors may determine and until their successors shall be duly qualified and appointed. The Board of Directors shall designate a chairperson for the Committee.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

III.    Committee Meetings

The Committee shall meet at least four times annually, or more frequently as the Committee deems necessary. The Committee shall meet periodically in separate private sessions with (i) management, (ii) the director of Internal Audit and/or other representatives of Internal Audit, and (iii) the Independent Auditors, as appropriate, to discuss, as applicable, the scope of planned internal auditing activities and internal auditing results, the performance of the annual audit by the Independent Auditors, and any other matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee encourages, and may request, that members of senior management, other employees of the Corporation, and, if appropriate, third parties attend Committee meetings to provide additional information, insight and expertise regarding matters being discussed by the Committee.

The operations of the Committee, including with respect to actions without meetings, notice of meetings and waiver of notice, quorums and voting requirements, shall be as set forth in the Corporation’s Bylaws.

IV.    Duties, Responsibilities and Authority of the Committee

In furtherance of the purposes of the Committee, the Committee shall have the following duties, responsibilities and authority:

(1)    with respect to the Independent Auditors, including the independence, qualifications, appointment and compensation of the Independent Auditors,

•	to receive information and reports regarding (i) audit and non-audit services provided by the Independent Auditors, including a formal written statement, provided by the Independent Auditors, delineating all relationships between the Independent Auditors and the Corporation, addressing at least the matters set forth in Independence Standards Board Standard No. 1.; and (ii) the aggregate fees billed by the Independent Auditors, as provided to the Committee in a written statement by the Independent Auditors, for (y) the audit of the Corporation’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q for that fiscal year, and (z) all other services rendered by the Independent Auditors for the most recent fiscal year;

•	to receive information and reports from the Independent Auditors regarding the qualifications and experience of the Independent Auditors and lead audit partner, including information regarding the Independent Auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditors, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any independent audits carried out by the Independent Auditors, and any steps taken to deal with any such issues;

•	to discuss with management, Internal Audit, the Independent Auditors and the Board of Directors, as appropriate, the above information and reports, and any relationships or services disclosed in the Independent Auditors’ statement as to independence that may impact the objectivity and independence of the Independent Auditors, for purposes of assessing the Independent Auditors’ and lead partner’s independence, qualifications, and performance;

•	if applicable, to consider whether the Independent Auditors’ provision of permitted non-audit services to the Corporation is compatible with maintaining the independence of the Independent Auditors and is consistent with the Committee’s policies relating to the provision of non-audit services by the Independent Auditors;

•	to retain, evaluate and, where appropriate, terminate and replace the Independent Auditors (subject, if applicable, to stockholder approval in accordance with the Corporation’s practices and any applicable legal requirements);

•	to pre-approve all audit and permitted non-audit services provided by the Independent Auditors (including the fees and terms thereof) in accordance with policies, guidelines and procedures established by the Committee and applicable legal and regulatory requirements;

•	to discuss with management the timing and process for implementing the rotation of certain partners of the Independent Auditors, including the lead and concurring partner, in accordance with applicable legal and regulatory requirements, and to consider whether there should be a regular rotation of the auditor itself; and

•	to establish hiring policies for employees or former employees of the Independent Auditors.

(2)    with respect to the oversight of the Corporation’s financial reporting principles, policies and process, including matters relating to its internal controls, to discuss and receive information from management, Internal Audit and the Independent Auditors, as appropriate, on the following items:

•	the arrangements and scope of the Independent Auditors’ audit, prior to commencement of their annual examination of the Corporation’s financial statements;

•	any difficulties encountered during the course of the Independent Auditors’ audit, including any restrictions on the scope of the Independent Auditors’ activities or on the access to any requested or necessary information, and any significant disagreements with management;

•	the Corporation’s critical accounting policies, the basis of any significant changes in the Corporation’s accounting principles, policies, controls and procedures, and the methods of their application, and the quality and appropriateness of the Corporation’s accounting principles;

•	any issues relating to management’s review of the Corporation’s disclosure controls and procedures (as defined by the SEC) and internals controls and procedures with respect to financial reporting, as well as the Independent Auditors’ and/or Internal Audit’s assessment of the Corporation’s compliance with various policies and procedures to ensure adequate internal controls have been instituted by management, including any (i) comments on significant deficiencies or material weaknesses in the design or operation of internal accounting controls and considerations given or corrective action taken by management, (ii) any issues regarding fraud that involves management or other employees who have a significant role in the Corporation’s internal controls, and (iii) any other issues regarding managements’ certifications in the Corporation’s periodic reports;

•	the Corporation’s annual audited financial statements and quarterly financial statements, which shall be reviewed and discussed with management and the Independent Auditors, including the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any matters required to be communicated by the Independent Auditors in accordance with Statement on Auditing Standards No. 61, and any other material written communications between the Independent Auditors and management;

•	all alternative accounting treatments that may be acceptable under generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the Independent Auditors;

•	the Corporation’s quarterly and annual earnings releases, including financial information and earnings guidance provided to analysts and rating agencies;

•	the Corporation’s policies and guidelines for assessing and managing the Corporation’s exposure to any significant risks, including any steps taken by management to monitor, minimize or control the Corporation’s exposure to risks, including major financial risk; and

•	any other major issues regarding accounting principles and financial statement presentations, as well as any analyses prepared by management and/or the Independent Auditors regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives, including off-balance sheet structures, on the Corporation’s financial statements, and any other items required to be discussed under applicable legal, regulatory or NYSE requirements.

(3)    with respect to Internal Audit, to discuss and receive information from Internal Audit, the Independent Auditors, and management, as appropriate, on the following items:

•	the overall Internal Audit function, including the independence and responsibilities of Internal Audit and the adequacy of Internal Audit’s staffing and budget;

•	the general scope of planned internal auditing activities prior to their commencement; and

•	the results of internal audits, as appropriate, and the performance of Internal Audit, including any (i) action taken by the Corporation’s management on recommendations made by Internal Audit, (ii) reports made to regulatory authorities regarding Internal Audit activities, and (iii) any difficulties encountered during the course of any internal audits, including any restrictions on the scope of activities or on access to any requested or necessary information.

(4)    with respect to the Corporation’s compliance with federal and state laws and regulations and the Corporation’s policies, to discuss and receive information from Internal Audit, management, and the Independent Auditors, as appropriate, on the following items:

•	management’s policies and procedures relating to monitoring the Corporation’s compliance with applicable legal and regulatory requirements and the Corporation’s policies, including the Corporation’s code of conduct and ethics;

•	reports of inspections, examinations and investigations by state and federal regulatory agencies or authorities, as appropriate, and any consideration given or corrective action taken by management on any criticism in any such reports, examinations and investigations; and

•	complaints or concerns regarding the Corporation’s accounting, internal accounting controls or auditing matters that are received by the Corporation, including any anonymous complaints or concerns and the procedures for receiving and handling any such complaints and concerns.

V.    Reporting of Committee Activities to the Board of Directors; Other Committees

The Committee shall report the information elicited by its activities to the Board of Directors and, where appropriate, its recommendations for action by the Board of Directors at their next meeting subsequent to that of the Committee. Certain action by the Committee may be similarly reported to the Board of Directors for approval, ratification, and/or confirmation. In addition, in light of the responsibilities of the Risk Committee of the Board of Directors with respect to certain risk and compliance matters, the Committee and the Risk Committee shall each provide the other with information and reports regarding its activities, as necessary and appropriate.

VI.    Review of Committee Charter and Committee Performance Evaluation

The Committee shall review and reassess the adequacy of the Charter at least annually, and shall have the Charter published at least every three years in accordance with the regulations of the SEC. In addition, the Committee shall prepare and review with the Board of Directors an annual performance evaluation of the Committee.

VII.    Committee Resources

In order to carry out the duties conferred upon the Committee by the Charter, the Committee is authorized to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate, without seeking approval of management or the Board of Directors. The Corporation shall provide for appropriate funding, as determined by the Committee, for the payment of such fees, as well as for any ordinary administrative expenses necessary or appropriate in carrying out its duties.

Appendix B

Director Independence Standards

The rules of the New York Stock Exchange (“NYSE”) provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia. The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia, and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the independence standards outlined below to assist the board in determining whether a director has a material relationship with Wachovia. These independence standards should be read together with the NYSE’s independence rules, including the bright line tests and the applicable look-back periods contained in the NYSE’s rules.

Customer Relationships

General Standard for Wachovia Customer Relationships

A lending, deposit, banking, brokerage, investment advisory, investment banking, insurance, trust, custodial or other customer relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific customer relationship standards described below.

Specific Standards for Wachovia Customer Relationships

A relationship is not material if Wachovia is providing financial services to an entity where a director is an executive officer or employee, or to an entity where an Immediate Family Member is an executive officer, and the payments (i.e. interest payments and fees on loans and fees for financial services) made by the entity to Wachovia, or received by the other entity from Wachovia, for such financial services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Lending Relationships

A relationship is not material if Wachovia is providing lending services to (i) a director, (ii) an Immediate Family Member, or (iii) an Affiliated Entity of a director and

(a)    the loan or extension of credit was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with other nonaffiliated persons;

(b)    the loan or extension of credit when made did not involve more than the normal risk of collectability or, from Wachovia’s perspective, present other unfavorable features;

(c)    the loan or extension of credit otherwise complies with applicable law, including Regulation O of the Federal Reserve Board; and

(d)    the loan or extension of credit is not classified as nonaccrual, past due, restructured or potential problems (as provided in Item III.C.1. and 2. of Industry Guide 3, Statistical Disclosure by Bank Holding Companies).

B-1

Supplier or Other Business Relationships

General Standard for Supplier or Other Business Relationships

A supplier or other business relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific business relationship standard described below.

Specific Standard for Supplier or Other Business Relationships

The supplier or other business relationship is not material if the business transaction involves Wachovia and an Affiliated Entity of a director, or an Affiliated Entity of an Immediate Family Member, and the payments made by the entity to Wachovia, or received by the other entity from Wachovia, for property or services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Family Relationships

The employment by Wachovia of an Immediate Family Member will not be deemed a material relationship if (i) the Immediate Family Member is not an executive officer of Wachovia and (ii) the compensation and benefits of the Immediate Family Member were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions.

Charitable Relationships

Contributions, other than matching gift contributions, by Wachovia or the Wachovia Foundation, to a non-profit entity, including educational institutions, where a director is employed as an executive officer will not be deemed a material relationship if the contributions, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Consulting or Advisory Relationships

A director may not accept from Wachovia any payments for consulting, advisory or other personal services, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Definitions

Affiliated Entity of a director means any entity (i) where the director is an executive officer or employee or (ii) that is a “related interest” (as defined in Regulation O of the Federal Reserve Board) of a director.

Affiliated Entity of an Immediate Family Member means any entity (i) where the Immediate Family Member is an executive officer or (ii) that would be a “related interest” (as defined in Regulation O of the Federal Reserve Board) of an Immediate Family Member.

Immediate Family Member means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Wachovia means Wachovia or any of its subsidiaries.

B-2

DRIVING DIRECTIONS	Directions From the Airport

Annual Meeting of Stockholders of Wachovia Corporation Hilton Charlotte 222 East Third Street Charlotte, NC 28202 (704) 377-1500 Tuesday, April 19, 2005, 9:30 a.m. ET	Take the Airport connector to first red light. Turn left onto Old Dowd Road. Proceed to stop sign (Little Rock Road) turn right. Proceed to first light, turn right onto Wilkinson Boulevard. Follow Wilkinson until it turns into I-277. Take I-277 to the College Street exit, go three blocks on College Street to Third Street, turn right onto Third Street. The Hilton Hotel entrance is on the right.
I-77 North From Columbia

Follow I-77 North to John Belk Freeway. At the top of the ramp, get into the far right lane and take the College Street exit. Follow the ramp onto College Street, proceed 3 blocks to Third Street, turn right onto Third Street. The Hilton Hotel entrance is on the right.

.	I-85 North From Atlanta
Follow I-85 North to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.
I-77 South From Mooresville and Statesville
Follow I-77 South to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.
I-85 South from Greensboro
Follow I-85 South to Charlotte. Take exit for I-77 South to Columbia. Follow I-77 South, approximately one mile, to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

WACHOVIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 19, 2005

P R O X Y

The undersigned holder of shares of common stock of Wachovia Corporation (the “Corporation”) hereby constitutes and appoints Ruth G. Shaw and John C. Whitaker, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on February 16, 2005, at the Annual Meeting of Stockholders of the Corporation to be held on April 19, 2005, at 9:30 a.m. ET, in Charlotte-Mecklenburg Ballroom, at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Return to:

Georgeson Shareholder Communications Wall Street Station P.O. Box 1100 New York, NY 10269-0646

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 5:00 p.m. Eastern Time on April 18, 2005.	Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on April 18, 2005.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	A Wachovia proposal to elect directors.		FOR	WITHHOLD

	Class I: John D. Baker, II, Peter C. Browning, Donald M. James, Van L. Richey, G. Kennedy Thompson, and John C. Whitaker, Jr. Class II: Wallace D. Malone, Jr. Class III: Robert J. Brown		☐	☐

INSTRUCTIONS: to withhold authority to vote for any individual nominee(s), write name(s) in the space provided.
		FOR	AGAINST	ABSTAIN
2.	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2005.	☐	☐	☐

I will attend the Annual Meeting of Stockholders ☐

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.